Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:
Daniel Greenberg, Chairman and CEO Electro Rent Corporation 818-786-2525	Roger Pondel/Laurie Berman PondelWilkinson Inc. 310-279-5980 investor@pondel.com

Electro Rent Reports Fiscal 2012 Fourth Quarter and Full Year Financial Results

— Company Reports Increased Full Year Revenues and Profit —

VAN NUYS, Calif. – August 7, 2012 – Electro Rent Corporation (NASDAQ:ELRC) today reported financial results for the fourth quarter and full year ended May 31, 2012.

“During fiscal 2012 we strengthened many areas of our business by making additional investments in people and product, two key drivers of our long-term success,” said Daniel Greenberg, Chairman and CEO of Electro Rent. “We completed a strategic acquisition, added new sales, marketing and technical talent, reorganized our sales force and purchased more than $113.0 million of equipment during the year. These steps will further enhance our ability to provide customers with highly flexible alternatives for their equipment needs, a key competitive advantage as they, and we, adjust to shifting business requirements in an uncertain environment.”

Total revenues grew to $68.2 million for the fourth quarter of fiscal 2012 from $65.2 million for the same quarter last year. Sales of equipment and other revenues were $34.4 million for the most recent fiscal quarter, compared with $34.3 million for the fiscal 2011 fourth quarter. Rental and lease revenues rose to $33.8 million for the fourth quarter of fiscal 2012, from $30.9 million for the fourth quarter of fiscal 2011. The increase was primarily related to increased rental activity and rates in North America and Europe, as the integration of Electro Rent’s new resale organization with its existing test and measurement sales force provided additional rental opportunities to an expanding customer base. This increase was partially offset by a decrease in leasing demand in Electro Rent’s profitable data products business, which remains one of the largest personal computer and server rental organizations in the country.

Selling, general and administrative expenses totaled $16.4 million, or 24.1% of total revenues, for the fiscal 2012 fourth quarter, compared with $15.9 million, or 24.4% of total revenues, for last year’s fourth quarter. The increase in SG&A expenses reflected enhancements to Electro Rent’s sales organization in support of its Agilent resale channel, higher rental demand and future growth opportunities. Total operating expenses amounted to $58.0 million for the fiscal 2012 fourth quarter, compared with $54.7 million last year.

Operating profit for the fiscal 2012 fourth quarter was $10.2 million, or 14.9% of total revenues, versus $10.5 million, or 16.1% of total revenues, a year ago.

Net income for the fiscal 2012 fourth quarter was $6.3 million, or $0.26 per diluted share, the same as for the fiscal 2011 fourth quarter. Net income for the fiscal 2012 period was impacted by higher depreciation expense related to Electro Rent’s substantially increased average rental and lease equipment pool, as well as higher selling, general and administrative expenses.

Total revenues for the full fiscal 2012 year grew 8.7% to $248.6 million from $228.7 million last year. Equipment sales and other revenues rose 7.4% to $118.8 million for fiscal 2012, from $110.7 million for fiscal 2011. Rental and lease revenues for fiscal 2012 increased 9.9% to $129.7 million from $118.1 million last year.

Net income for the fiscal 2012 year improved 8.5% to $25.8 million, or $1.07 per diluted share, from $23.8 million, or $0.99 per diluted share, for the fiscal 2011 year. Net income included a one-time gains associated with acquisitions of $3.4 million, or $0.14 per diluted share, for fiscal 2012 and $202,000, or $0.01 per diluted share, for fiscal 2011. Net income for fiscal 2011 also included a reversal of accrued interest and penalties of $1.4 million, or $0.06 per diluted share, related to the effective settlement of Electro Rent’s uncertain tax positions.

SG&A expenses were $64.0 million, or 25.7% of total revenues, for fiscal 2012, versus $57.4 million, or 25.1% of total revenues, for last year. Total operating expenses for fiscal 2012 were $212.5 million compared with $192.0 million for fiscal 2011.

Operating profit for fiscal 2012 was $36.1 million, or 14.5% of total revenue, versus $36.7 million, or 16.1% of total revenue, for the prior year.

Electro Rent’s effective tax rate for the full fiscal year was 35.6%, compared with 36.3% for fiscal 2011. Electro Rent’s effective tax rate for fiscal 2012 included a bargain purchase gain, net of deferred taxes, of $3.4 million resulting from the purchase of Equipment Management Technology (EMT). Bargain purchase gains are recorded net of deferred taxes and are treated as permanent differences, resulting in a lower effective tax rate in the period recorded. The effective tax rate for fiscal 2011 benefited from a $1.4 million reduction of the income tax provision related to the effective settlement of Electro Rent’s uncertain tax positions.

Rental equipment purchases for the fiscal 2012 fourth quarter and full year were $19.1 million and $113.2 million, respectively, compared with $19.4 million and $90.2 million, respectively, for the same periods last year. The book value of Electro Rent’s equipment increased significantly to $243.2 million at May 31, 2012 from $195.6 million at the same time last year.

As of May 31, 2012, Electro Rent had a sales order backlog for test and measurement equipment relating to the company’s Agilent resale agreement of $8.4 million, versus $17.0 million at May 31, 2011. The majority of the backlog is expected to be delivered to customers within the next six months.

Electro Rent paid dividends of $4.8 million for the fiscal 2012 fourth quarter. On an annualized basis, Electro Rent’s current quarterly dividend of $0.20 per common share represents a 4.8% yield on the July 31, 2012 closing share price of $16.76.

Total shareholders’ equity at May 31, 2012 grew to $248.1 million, or $10.34 per share, from $240.4 million, or $10.02 per share, last year.

Electro Rent had $9.3 million in cash and cash equivalents at May 31, 2012, compared with $41.4 million at the end of fiscal 2011. The decrease related primarily to the company’s acquisition of EMT, equipment purchases and dividend payments. Electro Rent’s balance sheet remains debt free, and the company has the full amount available on its $25.0 million bank line of credit.

About Electro Rent

Electro Rent Corporation (www.ElectroRent.com) is one of the largest global organizations devoted to the rental, leasing and sales of general purpose electronic test equipment, personal computers and servers.

“Safe Harbor” Statement:

Except for the historical statements and discussions in this press release, the company’s statements above constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. These forward-looking statements, which include, but are not limited to, whether Electro Rent’s ability to provide highly flexible equipment acquisition alternatives to customers is a key competitive advantage, reflect Electro Rent’s management’s current views with respect to future events and financial performance; however, you should not put undue reliance on these statements. When used, the words “expect,” “will,” “helping,” and other similar expressions identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. The company believes its assumptions are reasonable; nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, Electro Rent’s actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material. Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in the company’s periodic reports on Form 10-K and 10-Q and in its other filings with the Securities and Exchange Commission. Should one or more of the risks discussed, or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, the company’s actual results may vary materially from those anticipated, estimated, expected or projected. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. Electro Rent undertakes no obligation to update or revise any forward-looking statements.

(Financial tables follow)

ELECTRO RENT CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited) (in thousands, except per share data)

	Three Months Ended May 31,		Twelve Months Ended May 31,
	2012	2011	2012	2011
Revenues:
Rentals and leases	$33,812	$30,923	$129,737	$118,062
Sales of equipment and other revenues	34,370	34,254	118,817	110,667

Total revenues	68,182	65,177	248,554	228,729

Operating expenses:
Depreciation of rental and lease equipment	14,073	12,161	53,651	47,922
Costs of revenues other than depreciation of rental and lease equipment	27,506	26,633	94,856	86,649
Selling, general and administrative expenses	16,426	15,882	63,961	57,423

Total operating expenses	58,005	54,676	212,468	191,994

Operating profit	10,177	10,501	36,086	36,735
Gain on bargain purchase, net of deferred taxes	—	—	3,435	202
Interest income, net	157	95	484	352

Income before income taxes	10,334	10,596	40,005	37,289
Income tax provision	4,081	4,257	14,233	13,533

Net income	$6,253	$6,339	$25,772	$23,756

Earnings per share:
Basic	$0.26	$0.26	$1.07	$0.99

Diluted	$0.26	$0.26	$1.07	$0.99

Shares used in per share calculation:
Basic	23,988	23,981	23,983	23,974

Diluted	24,197	24,115	24,152	24,072

ELECTRO RENT CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited) (in thousands, except share numbers)

	May 31,
	2012	2011
ASSETS

Cash and cash equivalents	$9,290	$41,441
Accounts receivable, net	35,915	30,616
Rental and lease equipment, net	243,173	195,632
Other property, net	13,871	14,127
Goodwill	3,109	3,109
Intangibles, net	1,201	1,214
Other	23,272	19,788

	$329,831	$305,927

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$8,555	$8,237
Accrued expenses	11,870	10,437
Deferred revenue	6,904	5,874
Deferred tax liability	54,371	41,004

Total liabilities	81,700	65,552

Shareholders’ equity:
Preferred stock, $1 par–shares authorized 1,000,000, none issued or outstanding	—	—
Common stock, no par–shares authorized 40,000,000; issued and outstanding 2012–23,987,826 ; 2011–23,980,581	36,179	34,742
Retained earnings	211,952	205,633

Total shareholders’ equity	248,131	240,375

	$329,831	$305,927